Exhibit 15.1

Deloitte
Auditores y Consultores Limitada
RUT: 80.276.200-3
Av. Providencia 1760
Pisos 6, 7, 8, 9, 13 y 18
Providencia, Santiago
Chile
Fono: (56-2) 729 7000
Fax: (56-2) 374 9177
e-mail: deloittechile@deloitte.com
www.deloitte.cl

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-178094 on Form F-3 of our report dated April 23, 2012 relating to the consolidated financial statements of Banco Santander Chile and subsidiaries (the “Bank”) (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the translation of Chilean peso amounts into U.S. dollar amounts), and our report dated April 23, 2012 relating to the effectiveness of the Bank’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Santander Chile for the year ended December 31, 2011.

/s/Deloitte
Santiago, Chile
April 30, 2012